Exhibit 99.2

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Fourth Quarter 2014 Conference Call

Prepared Remarks

January 23, 2015

8:30 A.M. (EST)

Operator:

Good morning ladies and gentlemen. My name is (                    ). I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (                    ), and thanks everyone for joining us today. I hope you had a chance to review our most recent press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Frank Leto, President and CEO of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation website or by calling 877-344-7529, referring to conference number 10057169. A replay will be available approximately two hours after this call concludes and will be accessible until 9:00 AM eastern time on Friday, February 6, 2015.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include, but are not limited to, the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, outlook, project, forecast, are optimistic, are looking, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The Corporation does not undertake to update forward-looking statements. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, located on our website. Thanks, now I would like to turn the call over to Frank.

Frank Leto:

Thanks, Duncan. I’d like to thank you all for joining our conference call today.

I hope you’ve had a chance to review our fourth quarter earnings press release, which was issued yesterday, after the market close. We were pleased to have another year of record earnings. Our continued strong financial results are very encouraging and an endorsement of our sound business strategies.

Before I get into the numbers for the quarter, I would like to update you on our recent merger with Continental Bank Holdings, Inc. On January 1st, the merger was completed successfully, adding approximately $427 million in loans and approximately $525 million in deposits. In addition, with ten new branches and a well-experienced staff, we have extended our presence within Montgomery County and now have our first full-service branch location in the City of Philadelphia. We are very excited to be able to take advantage of the growth opportunities that our expanded footprint has created.

Also, with one full quarter having elapsed since our October 1, 2014 acquisition of Powers Craft Parker and Beard, the transaction has already begun to produce positive results in our bottom line.

Bryn Mawr Trust is well positioned to offer an extensive array of banking and top-notch wealth management solutions and comprehensive insurance services for both individuals as well as commercial and institutional clients.

And, finally, I’d like to take this opportunity to thank our outgoing Chief Executive, Ted Peters, for his 14 years of leadership. I couldn’t have asked for a better predecessor, or for a smoother transition and intend to continue to lead the organization with the same level of determination that has brought us to this point. As you know, Ted will be staying on as a director, and we will certainly rely on his sage advice as we move into the future.

Now, on to the numbers.

We reported net income of $7.0 million and diluted earnings per share of $0.51 for the fourth quarter of 2014, as compared to net income of $6.5 million and diluted earnings per share of $0.47 for the same period in 2013. Net income for the fourth quarter of 2014 included pre-tax due diligence and merger-related expenses of $957 thousand as compared to $155 thousand for the same period in 2013. On a non-GAAP basis, net income, excluding tax-effected due diligence and merger-related expenses was $7.7 million, or $0.55 per diluted share, for the fourth quarter of 2014 as compared to $6.5 million, or $0.48 per diluted share, for the same period in 2013. A reconciliation of these non-GAAP to GAAP performance measures is included in the schedules accompanying our earnings release.

Some of the significant factors contributing to the results for the fourth quarter of 2014 included:

•	An increase in net interest income of $362 thousand, or 1.9%, to $19.5 million as compared to $19.1 million for the same period in 2013.

•	The increase was related to a $131.6 million increase in average loans for the three months ended December 31, 2014, as compared to the same period in 2013. This solid loan growth was partially offset by a decrease in average available for sale investment securities of $57.8 million and a $33.1 million increase in long-term FHLB advances for the fourth quarter of 2014, as compared to the same period in 2013.

•

The income effect of this loan growth was partially offset by a 23 basis point decline in tax-equivalent yield on portfolio loans for the fourth quarter of 2014, as compared to the same period in 2013. This yield decrease was partially related to the effect of fair value accounting for acquired loans. When an acquired loan pays off early, any unamortized fair value mark is recognized in interest income at once. During the three months ended December 31, 2014, the Corporation recognized, in its loan yield, 10 basis points related to acquired loan payoffs, as compared to 18 basis points for the same period in 2013.

•	The provision for loan and lease losses decreased by $1.1 million for the fourth quarter of 2014 as compared to the same period in 2013

•	The Corporation recorded a release from the allowance for loan and lease losses of $316 thousand for the three months ended December 31, 2014, as compared to a provision of $812 thousand for the same period in 2013.

•	As of December 31, 2014, a combination of improving credit quality metrics and positive economic indicators reduced the estimate of losses inherent in the Corporation’s loan and lease portfolio, allowing for a release from the Allowance.

•	Non-interest income increased $648 thousand for the three months ended December 31, 2014 as compared to the same period in 2013.

•	A significant portion of this increase was a $400 thousand increase in the net gain on sale of available for sale investment securities. During the fourth quarter of 2014, a net gain of $390 thousand was recorded, as compared to a net loss of $10 thousand for the same period in 2013. Certain portions of the Corporation’s mortgage-backed securities portfolio were sold during the fourth quarter of 2014 in order to shorten its duration. This was a strategic decision in anticipation of the addition of a longer-duration portfolio from Continental Bank.

•	Fees for wealth management services increased by $157 thousand for the fourth quarter of 2014 as compared to the same period in 2013. The Wealth Management Division’s assets under management, administration, supervision and brokerage increased by $432 million from December 31, 2013 to December 31, 2014 to a new record level of $7.7 billion. The successes of the division’s strategic initiatives, new business and some market appreciation contributed to this growth.

•	Also included in other non-interest income for the three months ended December 31, 2014 was $619 thousand in insurance commissions related to the Powers Craft Parker and Beard acquisition.

•	Non-interest expense for the three months ended December 31, 2014 increased by $1.3 million as compared to the same period in 2013.

•	Largely contributing to this increase in non-interest expense was an $802 thousand increase in due diligence and merger-related expenses for the fourth quarter of 2014 as compared to the same period in 2013. These expenses were related to the Powers Craft Parker and Beard and Continental Bank transactions.

•	In addition, furniture, fixtures and equipment expense increased by $341 thousand as certain infrastructure improvement projects, largely related to system upgrades, which were finalized in the third quarter of 2014, began amortizing in the fourth quarter of 2014.

Total portfolio loans and leases of $1.65 billion as of December 31, 2014, increased by $105.1 million, or 6.8%, from December 31, 2013. Commercial mortgages, residential mortgages, and construction loans accounted for a majority of the increase.

Nonperforming loans and leases as of December 31, 2014 were $10.1 million, or 0.61% of total portfolio loans and leases, as compared to $10.5 million, or 0.68% of portfolio loans and leases, as of December 31, 2013.

For the three months ended December 31, 2014, net loan and lease charge-offs were $697 thousand, as compared to $324 thousand for the same period in 2013.

Total assets as of December 31, 2014 were $2.25 billion, an increase of $184.8 million from December 31, 2013. Mainly accounting for this increase were loan originations and increases in interest-bearing deposits with other banks, partially offset by a decrease in available for sale investment securities.

Deposits of $1.69 billion, as of December 31, 2014, increased $96.7 million from December 31, 2013. The increase was comprised of increases in wholesale deposits, non-interest-bearing deposits and other core deposits, partially offset by decreases in retail time deposits between the dates.

As of December 31, 2014, the capital ratios for the Bank and the Corporation indicate levels well above the regulatory minimum to be considered “well capitalized.” However, the tangible equity ratios for both the Bank and the Corporation as of December 31, 2014 have declined from their September 30, 2014 levels. These decreases were partially caused by increases in unrealized losses on the Corporation’s pension plans as a result of decreases in the discount rate used to value the pension liability and revised mortality tables. In addition, the $9.0 million of goodwill and intangible assets recorded in connection with the Powers Craft acquisition and the $151.7 million increase in cash and interest-bearing deposits with other banks, as of December 31, 2014 as compared to September 30, 2014, also contributed to the decline in the tangible equity ratio. The effect of these decreases was partially offset by increases in retained earnings and unrealized gains on available for sale investment securities between the dates.

In closing, I would like to talk a bit about future plans for the organization. Over the past eight months we have been busy developing a five-year strategic plan, which is designed to build on many of the things that we currently do by expanding their scope. For example, two of the initiatives entail the hiring of seasoned lenders in both our residential mortgage lending area, as well as in our Hershey office. As a result, we expect a short lag before we are able to realize the increased loan volumes and new client relationships resulting from these new additions.

The merger with Continental Bank should allow us to take advantage of certain restructurings and cost-savings. However, much like the restructurings that occurred after our acquisitions of The Private Wealth Management Group of The Hershey Trust Company and The Davidson Trust Company, there will be some upfront costs that will have to be absorbed. In particular, these upfront costs will include various upgrades to back office systems designed to increase our scale, as well as to provide process improvement and increase efficiency. As a result, we do not expect the anticipated cost savings related to the Continental Bank merger to begin to be realized until 2016.

For the past 87 consecutive quarters, we have paid dividends to our shareholders. We are very proud of this record and feel very fortunate to have the continued loyalty and support of our shareholders. Therefore, I am pleased to announce that on January 22, 2015, the Board of Directors of the Corporation declared a quarterly dividend of $0.19 per share, payable on March 1, 2015 to shareholders of record as of February 3, 2015.

In summary:

We believe our business model is sound and with an improving economy, locally and nationally, we are in an excellent position to take advantage of opportunities for continued profitable growth and strong performance. We continually evaluate acquisition opportunities as they arise, with a focus on quality and compatibility and believe we are poised for continued profitability and growth.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?